Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

DEAN FOODS COMPANY

Dean Foods Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The date of filing of the Corporation’s original Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State was September 19, 1994, under the original name of Suiza Foods Corporation.

2.	On December 21, 2012, this Restated Certificate of Incorporation was duly adopted by the directors of the Corporation pursuant to Sections 141 and 245 of the General Corporation Law of Delaware. This Restated Certificate of Incorporation restates and integrates and does not further amend the Certificate of Incorporation, as heretofore amended and supplemented, and there is no discrepancy between the provisions of the certificate of Incorporation, as heretofore amended and supplemented, and the provisions of this Amended and Restated Certificate of Incorporation. The text of the Certificate of Incorporation is hereby restated in its entirety as follows:

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ARTICLE I

The name of the Corporation is Dean Foods Company.

ARTICLE II

The name of the Corporation’s registered agent and the address of its registered office in the State of Delaware is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, New Castle County, Wilmington, DE 19808.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

A. The total number of shares of capital stock that the Corporation shall have the authority to issue is 501,000,000, consisting of (a) 1,000,000 shares of Preferred Stock, $.01 par value per share, and (b) 500,000,000 shares of Common Stock, $.01 par value per share.

B. DESIGNATIONS OF PREFERRED STOCK

1. Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such series from time to time adopted by the Board of Directors pursuant to the authority which is hereby vested in the Board of Directors.

2. Each series of Preferred Stock

(i) may have such number of shares;

(ii) may have such voting power, full or limited, or may be without voting power;

(iii) may be subject to redemption at such time or times and at such prices;

(iv) may be entitled to receive dividends (which may be cumulative or noncumulative), payable in cash, securities or property, at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable in any other class or classes or series of stock;

(v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

(vi) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon payment of dividends or the making of other distributions on, and the purchase, redemption, or other acquisition by the Corporation or any subsidiary, of any outstanding stock of the Corporation, or of other affirmative or negative covenants;

(viii) may have certain rights in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and relative rights of priority of payment of shares of that series; and

(ix) may have such other relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof; all as shall be stated in a resolution or resolutions providing for the issue of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.

C. SERIES A PREFERRED STOCK

The Corporation, does hereby designate 11,691 shares of authorized but unissued Preferred Stock as Series A Preferred Stock (the “Series A Preferred Stock”), and does hereby fix the voting powers, preferences and relative participation, optional, or other special rights and qualifications, limitations, or restrictions thereof as follows:

1. Stated Value. The Series A Preferred Stock shall have a stated value of $320 per share.

2. Dividends. The holders of Series A Preferred Stock, in preference to the holders of the Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available to distribution to stockholders, cumulative dividends of $25.60 per share per annum, and no more. Dividends shall accumulate and (if declared) be payable semiannually on the first day of March and September in each year (each a “Dividend Payment Date” or collectively, “Dividend Payment Dates”), commencing March 1, 1998, except that if any Dividend Payment Date is not a business day in Dallas, Texas, then such semi-annual dividend shall be payable on the next succeeding business day and such next succeeding business day shall be the Dividend Payment Date. Dividends on the shares of Series A Preferred Stock shall accrue and be cumulative from the date of their original issue and (if declared) will be payable on each Dividend Payment Date to stockholders of record on the record date, which shall be not more than 45 days nor less than 10 days preceding such Dividend Payment Date, fixed for such purpose by Board of Directors in advance of such Dividend Payment Date. If no date is fixed by the Board of Directors, the record date shall be 10 days preceding the Dividend Payment Date. The amount of dividends payable on shares of Series A Preferred Stock for each full semiannual dividend period shall be computed by dividing $25.60 by two. Dividends payable on the Series A Preferred Stock for any period less than a full semiannual period shall be computed on the basis of a 360-day year of twelve 30-day months; provided, however, that the dividends payable on the Series A Preferred Stock for the initial dividend period shall be $12.80. Notwithstanding the foregoing, and except as provided below in Section 4 with respect to certain redemptions, dividends on the Series A Preferred Stock do not accrue until the applicable Dividend Payment Date, at which time they accrue in full. Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of the dividends at the time, accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. No interest shall be payable on any dividends paid after the applicable Dividend Payment Date.

So long as any shares of Series A Preferred Stock shall be outstanding, no dividend shall be paid or declared, no funds shall be set aside for payment of dividends, and no distribution shall be made on the Common Stock or other Preferred Stock of the Corporation ranking junior to the Series A Preferred Stock until all dividends accrued on the Series A Preferred Stock have been paid for the current and all prior dividend periods.

3. Liquidation Preference. Upon the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive in full out of the assets of the Corporation available for distribution to stockholders, including its capital, before any amount shall be paid to, or distributed among, the holders of Common Stock or other Preferred Stock ranking junior to the Series A Preferred Stock, the sum of $320 per share, plus all accrued and unpaid dividends to the time of payment.

4. Redemption.

4.01 Option to Redeem. Outstanding shares of Series A Preferred Stock may be redeemed, as a whole or in part, at the option of the Corporation by vote of its Board of Directors at any time or from time to time, upon no less than 30 or more than 120 days’ notice. If less than all the outstanding shares of the Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be determined by lot or pro rata, in the manner that the Board of Directors prescribes. The redemption price for shares of the Series A Preferred Stock shall be $320 per share plus accrued and unpaid dividends to the date fixed for redemption. For purposes of redemptions made under this Section 4.01 only, pro rata dividends on any shares of Series A Preferred Stock to be redeemed shall be deemed to accrue as of the date fixed for redemption upon satisfaction of the requirements set forth in Section 4.03 below.

4.02 Notice. Written notice of redemption shall be given to each holder of record of the shares of Series A Preferred Stock to be redeemed, by mailing a notice of redemption to the holder by first class mail, at the holder’s address as it shall appear on the stock record books of the Corporation, at least 30 days and not more than 120 days before the date fixed for redemption. Each notice shall specify the shares of stock to be redeemed, the redemption price, the date fixed for redemption, the place for payment of the redemption price and for surrender of the certificate representing the shares to be redeemed, and if less than the total number of shares held by the holder are to be redeemed, the number of shares of the holder to be redeemed.

4.03 Set Aside of Redemption Funds. If notice of redemption shall have been given as provided in Section 4.02 and if, on or before the date fixed for redemption, the redemption price shall have been provided and set aside by the Corporation (with a bank with trust powers or in a separate account of the Corporation) for the pro rata benefit of the holders of the shares called for redemption, then, from and after the date fixed for redemption, the shares of Series A Preferred Stock called for redemption shall no longer be deemed outstanding, the dividends on the shares shall cease to accumulate, and all rights with respect to the shares shall cease and terminate, except only the right of the holders of the shares to receive the redemption price of the shares called for redemption, but without interest. The Board of Directors may designate a bank with trust powers as a depositary of the funds to be used for redemption of the shares and as agent of the Corporation for the giving of the notices of redemption, the receipt of the shares called for redemption and the payment of the redemption price, the acts of the designated agent on behalf of the Corporation to be as effective and to have the same results as if the acts were done by the Corporation.

Any monies deposited by the Corporation with a designated bank and unclaimed at the end of six years from the date fixed for redemption shall be repaid to the Corporation upon its request, after which repayment the holders of the shares called for redemption shall look only to the Corporation for the payment of those monies.

4.04 No Sinking Fund. The Corporation shall not be obligated to make payments into or to maintain any sinking fund for the Series A Preferred Stock.

5. Voting. Each share of Series A Preferred Stock shall have one vote on all matters upon which holders of Common Stock are entitled to vote. Shares of Series A Preferred Stock and shares of Common Stock shall be treated as one class or series of shares for all voting purposes except to the extent a class or series vote is provided by law.

6. Preemptive Rights. No holders of any shares of Series A Preferred Stock, as such, shall have any preemptive or preferential right to subscribe for or purchase any shares of any class or series of capital stock of the Corporation, now or later authorized, or any securities convertible into, or carrying options or warrants to purchase, shares of any class or series, now or later authorized, whether issued for cash, property, services, by way of dividends or otherwise.

7. Limitations. In addition to other rights as may be provided under applicable law, without the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock, the Corporation may not authorize or create any class or series of stock ranking prior to the Series A Preferred Stock with respect to dividends or the distribution of assets in liquidation.

ARTICLE V

In furtherance and not limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to alter, amend, or repeal the bylaws of the Corporation or to adopt new bylaws.

ARTICLE VI

Cumulative voting for the election of directors shall not be permitted.

ARTICLE VII

No stockholder of the Corporation shall by reason of his holding shares of any class of its capital stock have any preemptive or preferential right to purchase or subscribe for any shares of any class of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights, or options to purchase shares of any class or any other security, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds, or other securities would adversely affect the dividend, voting, or any other rights of such stockholder; and the Board of Directors may issue shares of any class of the Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying warrants, rights, or options to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing holders of any class of stock of the Corporation.

ARTICLE VIII

A. The number of directors constituting the initial Board of Directors is three and thereafter the number of directors shall be as set forth in, or pursuant to the Bylaws of, the Corporation. The Board of Directors shall be divided into three classes, designated Classes I, II and III, which shall be as nearly equal in number as possible. Initially, directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting of stockholders and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, the respective successors of each class shall be elected for three year terms.

B. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding to elect or remove directors, any or all of the directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of a majority of the stockholders then entitled to vote in the election of directors. For this purpose, “cause” means (i) the director’s commission of an act of fraud or embezzlement against the Corporation; (ii) conviction of the director of a felony or a crime involving moral turpitude; (iii) the director’s gross negligence or willful misconduct in performing the director’s duties to the Corporation or its stockholders; or (iv) a director’s breach of fiduciary duty owed to the Corporation.

ARTICLE IX

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the chief executive officer of the Corporation or by a majority of the members of the Board of Directors. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

ARTICLE X

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware Corporation Law is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

A. RIGHT TO INDEMNLFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the corporation to the fullest extent authorized by the

Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators; PROVIDED, HOWEVER, that, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article XII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); PROVIDED, HOWEVER, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

B. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under paragraph A of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law, and in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this Article or otherwise shall be on the Corporation.

C. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this Article XII shall not be exclusive of any other right that any person may have or hereafter acquire under this Certificate of Incorporation or any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

D. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law.

E. INDEMNITY OF EMPLOYEES AND AGENTS OFTHE CORPORATION. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

IN WITNESS WHEREOF, the undersigned officer of the Corporation hereby certifies that the facts herein stated are true, and accordingly has signed this instrument this 21st day of December, 2001.

/s/ MICHELLE P. GOOLSBY
Michelle P. Goolsby Executive Vice President and Secretary